Exhibit 4.24

[English Translation]

Agreement on Use of Premises and Related Management Services

for the Years from 2014 to 2016

This Agreement was entered into on 15 August 2013 by and between:

A.	China Mobile Limited, a limited liability company incorporated and duly existing in accordance with Hong Kong law with its legal address at 60/F., The Center, 99 Queen’s Road Central, Hong Kong (hereinafter referred to as “Party A”); and

B.	China Mobile Communications Corporation, a state-owned enterprise incorporated and duly existing in accordance with the People’s Republic of China (hereinafter as “PRC”) law with its legal address at No.29, Jin Rong Avenue, Xi Cheng District, Beijing, the PRC (hereinafter referred to as “Party B”).

The above Party A and Party B are called hereinafter respectively as a Party, and collectively as “Parties”.

WHEREAS:

1.	To facilitate the development of their mobile telecommunications business and engage in normal production and operating activities in their normal operations, Party A and its subsidiaries need to use certain premises owned by Party B and its subsidiaries or the use right of which has been obtained from any third party by Party B and its subsidiaries, and need the related management services from Party B and its relevant subsidiaries;

2.	In relation to the premises of the Parties and their subsidiaries and related management services, the Parties executed an Agreement on Use of Premises and Related Management Services on 21 December 2010, which has been valid for three years and expires on 31 December 2013. The Parties intend to renew the said Agreement for another three years, the term of which shall be from 1 January 2014 to 31 December 2016.

THEREFORE, following amicable consultation, Party A and Party B have concluded the following agreements:

1.	Provision of Premises to Party A

1.1	Party B agrees to provide and urge its subsidiaries to provide premises for the use of Party A and its subsidiaries in accordance with terms and conditions hereof, and Party A agrees that its designated subsidiaries lease the premises provided by Party B and its subsidiaries in accordance with terms and conditions hereof. In this Agreement, Party B and its subsidiaries which are to provide premises are collectively called as “the Landlords”, while Party A and its subsidiaries that are to use the premises provided by the Landlords are collectively called as “the Tenants”.

1.2	The premises provided by the Landlords for the use of the Tenants include:

1.2.1	Their existing proprietary premises, including land and buildings, equipment and facilities affixed to and in such buildings, such as air conditioners, water, heat, light and power supplies (hereinafter referred to as “Party B’s Proprietary Premises”); and

1.2.2	Premises of which the Landlords have already obtained the use right from third parties, including land and buildings, equipment and facilities affixed to and in such buildings, such as air conditioners, water, heat, light and power supplies (hereinafter referred to as “Third Party Premises”).

The above “Party B’s Proprietary Premises” and “Third Party Premises” are collectively called as “Leased Premises” hereinafter.

1.3	Each and all responsibilities, obligations and interests arsing from the performance of this Agreement by Party A and its subsidiaries as the Tenants and Party B and its subsidiaries as the Landlords in accordance with terms of this Agreement shall ultimately be performed and enjoyed by Party A or Party B respectively.

1.4	During the term of this Agreement, Party A may, due to its operational needs, find it necessary to either increase or decrease the amount of the Leased Premises. Party B shall use its best efforts to meet such requirements, subject to its own operational needs and requirements.

2.	Usage of Premises

2.1	The Leased Premises will be used as and/or for offices, retail outlets, operations, warehouses and other legitimate purposes as agreed upon by the Parties.

2.2	The Tenants shall not transfer or assign the right of use of the Leased Premises to any third party without the consent of the Landlords. However, Party B hereby agrees that Party A or its subsidiaries may transfer or assign the right of use of the Leased Premises to their subsidiaries.

3.	Related Management Services

3.1	The Landlords shall correspondingly provide the Tenants with related management services with respect to the Leased Premises. Such management services shall include (but not limit to):

3.1.1	Daily maintenance for such equipment and facilities inside the Leased Premises, such as air conditioners, water, electricity, heat, elevators and lights, etc;

3.1.2	Daily cleaning work of the Leased Premises and relevant garden maintenance within the scope of the Leased Premises;

3.1.3	Payments for water, electricity, gas and others on behalf of the Tenants; and

3.1.4	Daily security services for the Leased Premises.

3.2	With respect to certain proprietary premises of Party A and its subsidiaries, including land, buildings, equipment and facilities affixed to and in such buildings, such as air conditioners, water, heat, lights and power supplies (hereinafter referred to as “Party A’s Proprietary Premises”), after the delivery of written notices by Party A to Party B, Party B agrees and/or urges its subsidiaries to provide Party A and its subsidiaries with related management services as stated in Article 3.1.

3.3	Party B and its subsidiaries may, with the written consents of Party A and its subsidiaries, entrust third parties to provide Party A and its subsidiaries with related specific services, provided that Party B shall ensure that the service quality provided by any such third parties meets the requirements under this Agreement and conforms to the state and industry standards. Party B shall undertake the ultimate and full responsibilities for all obligations of the services provided by such third parties. Any additional charges arising from the entrustment shall be at the expense of Party B.

4.	Payment of Utilization Fees and Related Service Charges

4.1	Party B shall charge Party A utilization fees and related service charges for its Proprietary Premises at the generally accepted standard rates, which shall not be higher than the general market rentals and property management fees for similar premises.

4.2	As for the Third Party Premises provided by Party B, Party A only needs to pay Party B the actual amount of utilization fees and property management fees (which should have been reviewed and confirmed by Party A in advance). Party B shall submit to Party A, among other things, the tenancy agreements with the third parties, rental period, rental and settlement receipts of property management fees for examination, as well as taxes that Party B has paid. No mark-ups shall be charged by Party B to Party A. Party B may authorize its subsidiaries to provide the tenancy agreements with any third parties, rental period, rental and settlement receipts of property management fees to Party A or Party A’s subsidiaries for examination. Party A may authorize its subsidiaries to do the examination on its behalf. Under the circumstances where the Landlords provide to the Tenants the management services described in Article 3 of this Agreement in relation to any Third Party Premises, the related service charges shall not be higher than the generally accepted market standards for management fees.

4.3	Under the circumstances where Party B and its subsidiaries provide to Party A and its subsidiaries the management services described in Article 3 of this Agreement in relation to Party A’s Proprietary Premises, the related service charges shall not be higher than the generally accepted market standards for management fees.

4.4	The Tenants shall bear all the actual expenses incurred for water, electricity, heat and natural gas, etc. during the term of the Leased Premises.

4.5	Prior to March 15 and September 15 each year, the Parties shall complete the verification of the quantity of the Leased Premises and Party A’s Proprietary Promises for which Party B and its subsidiaries provide related management service. Party A shall pay Party B the premises utilization fees and related management service charges before March 25 and September 25 for the first and second half of that same year respectively. Such payments can be settled by Party A’s subsidiaries that actually use the Leased Premises and/or receive the related management services directly with Party B’s subsidiaries that actually provide the Leased Premises and/or related management services.

4.6	Where Party A delays the payment of premises utilization fees and related service charges, it should pay Party B a penalty of 0.03% of any due amount for each day of delay.

4.7	Where the comprehensive management services provided by Party B and its subsidiaries do not meet the national standards, industrial specifications or requirements set forth under Article 5.5 of this Agreement, Party A may, at its discretion, make a deduction from the payment due for the month of services provided by Party B and its subsidiaries. Where Party B and its subsidiaries delay in providing any services, Party A may deduct 3% of the monthly charges as a penalty for each day of delay.

4.8	The Landlords shall bear any and all payments of taxes and charges in relation to Party B’s Proprietary Premises shared by the Tenants.

5.	Undertaking and Warranty

5.1	Each Party hereto represents, warrants and undertakes to the other Party that this Agreement is valid, effective and equally binding to the Parties.

5.2	Party B guarantees that it has the right to provide the Leases Premises to the Tenants for use. Where, on any occasions or for any reasons, the property right and/or use right of the Leased Premises is subject to any objection, which causes Party A or the Tenants unable to realize its/their use right under this Agreement or any other damages, Party B, as the Landlords or the parent company of the Landlords, shall compensate Party A or the Tenants for any and all direct economic losses thus incurred to Party A or the Tenants.

5.3	Party A guarantees that it, as the parent company of the Tenants, shall compensate any and all direct economic losses where the Leased Premises are damaged intentionally by the Tenants.

5.4	Party B guarantees that the Leased Premises provided and delivered to the Tenants for use shall be in good conditions as required by the Tenants, and that Party B shall conduct regular inspection and repairs to these premises. Where the Tenants suffer any loss during the term of the Leased Premises due to the poor management of the Landlords, the Landlords shall compensate any and all direct economic losses thus incurred to the Tenants.

5.5	Party B guarantees that the comprehensive management services provided by Party B and its subsidiaries shall be in conformity to the state standards and industrial specifications and meet the following basic requirements:

5.5.1	Equipment and facilities

To ensure the normal operation of the equipment and facilities, Party B shall improve its operation system for equipment and facilities, set up a filing system on equipment and facilities, strengthen its routine inspection and patrol, and conduct its regular maintenance.

5.5.2	Environment & sanitation

All-day cleanliness shall be maintained; offices, business premises, corridors and courtyards shall be tidy, sanitary and no garbage or sundries be allowed to be piled around; any problem discovered shall be solved in time.

5.5.3	Landscaping

Landscaping shall be up to the related state standards. Plants shall be trimmed, fertilized and irrigated frequently and prevented from the attack by plant diseases and insect pests.

5.5.4	Security

Security shall be up to the level of morality, professionalism and service consciousness and strong skill of defence.

5.5.5	Traffic order and car parking

Traffic and parking shall be in good order.

5.5.6	Water, electricity and gas fees shall be paid on time.

5.5.7	Other related supplementary services shall be provided in time.

6.	Improvements, Renovation and Exterior Publicity of the Leased Premises

6.1	With the written consent of the Landlords, the Tenants may make decoration, renovation, alteration and improvement inside or outside of the Leased Premises at their own expenses. Nevertheless, Party A and the Tenants shall guarantee that :

6.1.1	The decoration, renovation, installation, alteration and improvement shall not change any features of the Leased Premises in any substantial aspects;

6.1.2	All construction work related to the decoration, renovation, installation, alteration and improvement should be done in a proper manner so that all persons and premises can be protected and the Landlords’ operations nearby will not be disturbed unreasonably;

6.1.3	Under the circumstances where all these construction work endangers or potentially endangers the original buildings, the Tenants shall be responsible for restoring any such buildings to their original forms and making relevant compensations.

6.2	Provided that the Landlords’ interests are not damaged, the Tenants may legally hang or post advertisement or any other enterprise or business promotions by any other means within the scope of the Leased Premises. The Landlords and the Tenants should specify the advertising locations in the Leased Premises. Upon the termination of this Agreement, the Tenants shall restore the Leased Premises to their original forms at their own expenses before returning them to the Landlords, or assign the property right of the decorated or renovated buildings of the Leases Premises to the Landlords, but the Landlords shall make appropriate compensations.

7.	Term of this Agreement

This Agreement shall be effective upon due execution by the legal representatives, or their authorized representatives, of both Parties and the affixation of their official seals and the obtaining of all necessary approvals from relevant regulatory authorities (including but not limited to Party A in compliance with or satisfaction of the relevant listing rules of the Stock Exchange of Hong Kong Limited), and shall be of validity from 1 January 2014 to 31 December 2016. The term for the use of the Third Party’s Premises by the Tenants can be determined and agreed by the Tenants and the Landlords in accordance with the term of the original tenancy agreements entered into by the Landlords and any such third parties, but shall not exceed the term of this Agreement.

8.	Force Majeure

In any event of force majeure which is unforeseeable, unavoidable and insurmountable to its happening and consequences, resulting in any inability on any Party or its subsidiaries to perform the related obligations hereunder, the affected Party shall immediately notify the other Party of such event, and provide the other Party within fifteen (15) days valid documents evidencing the detailed occurrence of such event and reasons for its inability or delay to perform all or part of such obligations under the Agreement. Upon the extent to which an event of force majeure affects the performance of such obligations, the Parties hereto shall consult each other so as to terminate or partially waive or extend the performance of such obligations.

9.	Confidentiality

Save as otherwise provided or required by the laws or regulatory authorities, neither Party shall, without the prior written consent of the other Party (each Party shall not refuse or withhold to give the consent without any reasons), disclose the contents of this Agreement or any other materials or information related to the operations of the other Party to any companies, enterprises, organizations or individuals.

10.	Assignment

Save as stated in Articles 2.2 and 3.2 under this Agreement, neither Party shall, without the prior written consents of the other Party, transfer or assign any and all of the right(s) or obligation(s) of itself or the Landlords or the Tenants under this Agreement to any third parties.

11.	No Waiver

Save as otherwise stipulated by the laws, failure or delay of exercising its rights, power or privileges under this Agreement by either Party shall not be construed as a waiver of these rights, power or privileges. Any one time or partial exercise of such rights or powers by one Party shall not affect any further or complete exercise of such rights or powers.

12.	Notice

Any notice related to this Agreement shall be made in writing and delivered in person, or by facsimile or post. Any notice shall be deemed as delivered at the time of delivery, if delivered in person; or at the time when the facsimile machine indicates successful submission, if delivered by facsimile; or on the fifth working day after it has been posted, if delivered by post. Any notice shall become effective upon delivery.

13.	Governing Law and Dispute Settlement

13.1	This Agreement shall be governed by, and interpreted and enforced, in accordance with the PRC law.

13.2	Any dispute between the Parties relating to the validity, interpretation or performance of this Agreement shall be settled through amicable consultation. Should the Parties fail to resolve the dispute within 30 days from the date of the occurrence of the dispute, then such dispute shall be submitted to Chinese International Economy and Trade Arbitration Commission for arbitration in Beijing in accordance with the then effective arbitration rules of that Commission. The arbitration award shall be final and binding on both Parties. Except for the matter of dispute that is submitted for arbitration, all the remaining parts of this Agreement shall remain valid and effective during the arbitration.

14.	Effectiveness of the Agreement and Miscellaneous

14.1	This Agreement shall be effective upon due execution by the legal representatives or their authorized representatives of both Parties and the affixation of their official seals.

14.2	This Agreement can be executed separately by counterparts. The duly executed counterparts shall constitute a valid agreement. If the Agreement is executed by counterparts, it shall be construed as duly executed after the both Parties have successfully transmitted their signed counterparts to each other by facsimile or email.

14.3	Following discussion and agreement by both Parties, this Agreement and its appendices may be amended or supplemented by both Parties, and any amendment or supplement shall take effect after execution by the legal representatives or their authorized representatives of both Parties and after the affixation of the official seals.

14.4	This Agreement is severable. If any provision of this Agreement is determined to be invalid, unlawful or unenforceable, the validity and enforcement of other provisions shall not be affected.

14.5	This Agreement is written in Chinese and executed in six (6) original counterparts, two (2) of which shall be retained by each Party and the other two (2) copies shall be retained by Party A for registration and other filings with relevant land and housing authorities and other governmental authorities. Each original counterpart has equal legal validity.

PARTY A: CHINA MOBILE LIMITED

By:	/s/ ZHU Min
Legal representative/authorized
Representative

PARTY B: CHINA MOBILE COMMUNICATIONS CORPORATION

By:	/s/ ZHANG Xuan
Legal representative/authorized
representative